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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-04991) pertaining to the 1995 Director Stock Option Plan, the Registration Statement (Form S-8, No. 333-04997) pertaining to the Amended and Restated 1993 Stock Option Plan and the Registration Statement (Form S-8, No. 333-05001) pertaining to the 1995 Employee Stock Purchase Plan, of our report dated May 7, 1998, (except as to Note 15 as to which the date is June 5, 1998) with respect to the consolidated financial statements and schedule of Spacetec IMC Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 1998.



                                         ERNST & YOUNG LLP

Boston, Massachusetts
June 5, 1998